EXHIBIT 99.1

iMergent Provides Update on Australia

PHOENIX, May 6, 2010 (GLOBE NEWSWIRE) -- iMergent, Inc. (AMEX:IIG), a leading provider of eCommerce software, site development, web hosting and search engine optimization for businesses and entrepreneurs, today announced that the Federal Court of Australia, New South Wales, entered an Order on the remaining issue outstanding from a 2007 law suit filed by the Australian Competition and Consumer Commission (ACCC) against iMergent ( the "Company").

The ACCC in a 2007 action alleged violations of an earlier settlement. The suit alleged that the Company had (i) failed to notify the ACCC of seminars held in Australia; (ii) failed to provide copies of tapes of seminars to the ACCC when requested; (iii) failed to notify purchasers of the three-day cooling-off period (right to rescind); and (iv) failed to provide certain disclosures relating to the software, which were enumerated in the previous agreement. The ACCC also alleged that the prior sales offer, which had been discontinued prior to the suit, whereby the Company compared the price of the software package sold at the Workshop to a list price available to attendees for 90 days (the "90 day offer") was deceptive.

The  prior settlement resolved issues related to the manner in which sales disclosures are made in Australia, compensation of Australian purchasers and all fees and costs incurred by the ACCC relating to the legal proceeding which occurred prior to December 1, 2009.

The Court has found that the "90 day offer" was misleading, it found the Company did not intend to sell software at its list price and that therefore comparing the price of the software sold at the Workshop to a list price was misleading or deceptive.

The Company disputed the position of the ACCC and argued that a list price or comparison to an MSRP is not in any manner misleading. The Company does not expect this ruling to have an economic impact on the Company as the prior settlement resolved issues of restitution as well as costs and fees up to the final submission of written evidence on this issue. The Company is not limited in holding workshops in Australia.

Jeffrey G. Korn, iMergent's Chief Legal Officer commented, "We vehemently disagree with the reasoning of the Court. The "90 day offer" was not intended to mislead customers; it was presented as essentially an MSRP/list price which to us was not unlike a car manufacturer who rarely if ever sells at list price. We always made clear to customers that it was our intention to sell the software package at the Workshop, and not sell at the "list price." Selling with a time sensitive discount is a very standard sales practice and we believe it was inappropriate to conclude that such a sale was misleading or in any manner deceptive. The ruling has no current effect on the Company or its customers, as the Company did away with the "90 day offer" more than three years ago - which was before the allegations by the ACCC or the filing of the law suit. The discontinuance of the offer had nothing to do with the claims by the ACCC, we found the offer was confusing to customers and actually impeded the sales process as opposed to supporting it."

Korn added, "We made clear to the ACCC and the Court that the sales practice was something we had discontinued.  We further agreed that the sales tactic would not be reintroduced. We unfortunately believe the fact that the "90 day offer" had in fact been discontinued may ironically have made it easier to enter a ruling that it was misleading. The prior settlement with the ACCC resolved restitution and this ruling will have minimal financial impact on the Company as the only costs and fees which can be entered relate to the time period after the settlement, and those costs and fees are minimal. StoresOnline has made great strides over the last several years in improving its sales process and attempting to be transparent to its customers, those processes were in place well before the law suit by the ACCC, and continues on an ongoing basis."

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and businesses enabling them to market and sell their business products or ideas via the Internet. The company sells its proprietary software and training services which help users build Internet strategies to allow entrepreneurs and businesses to market and sell their products, accept online orders, analyze marketing performance and manage pricing and customers over the Internet. In addition to software and training, iMergent offers site development, web hosting and search engine optimization (SEO). iMergent, StoresOnline and Crexendo Business Solutions, Inc. are trademarks of iMergent, Inc.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about iMergent, (i) belief that "90 day offer" was not intended to mislead customers and it being presented as essentially an MSRP/list price which to us was not unlike a car manufacturer who rarely if ever sells at list price, (ii) selling with a time sensitive discount being a very standard sales practice and that it was inappropriate to conclude that such a sale was misleading or in any manner deceptive, (iii) the discontinuance of the "90 day offer" having had nothing to do with the claims by the ACCC and the Company finding the offer was confusing to customers and actually impeded the sales process as opposed to supporting it, (iv) the ruling having minimal financial impact on the Company, (v) StoresOnline having made great strides over the last several years in improving its sales process and attempting to be transparent to its customers and (vi) those processes being in place well before the law suit by the ACCC, and continuing on an ongoing basis.

For a more detailed discussion of risk factors that may affect iMergent's operations and results, please refer to the Company's Form 10- KT for the six months ended December 31, 2009 and the Company's form 10Q for the period ended March 31, 2010. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

CONTACT:  iMergent, Inc.
          Steven G. Mihaylo, CEO
          775-530-3955
          Stevemihaylo@imergentinc.com